Exhibit 99.1

Act II Global Acquisition Corp. Announces Private Placement Transaction, Amendment to Share Purchase Agreement and Proposed Amendment to Outstanding Warrants

$75 million in private placement subscription agreements

Amends terms of share purchase to eliminate 10.8 million potentially dilutive securities and also retire 7.5 million public warrants

Net leverage of proposed combined company significantly improved to 2.0x from 3.0x

New York, NY and Chicago, IL February 12, 2020 – Act II Global Acquisition Corp. (NASDAQ: ACTT) (“Act II”), a special purpose acquisition company, announced today that it has entered into a private placement transaction, at a $10 per share benchmark, with a consortium of investors and accounts led by institutional investor Baron Small Cap Fund for gross proceeds of $75 million.

“We are excited to invest in Whole Earth Brands and provide capital so that the company can continue to innovate, expand distribution, and make strategic acquisitions,” remarked Cliff Greenberg, portfolio manager of Baron Small Cap Fund. “We believe the business has highly attractive fundamental characteristics and growth prospects and we are enthused to support Irwin Simon and the management team on their quest to build the next great natural foods and ingredients company.”

“We appreciate the support of our new PIPE investors and believe these blue-chip, long-term focused, institutional shareholders will help strengthen Whole Earth Brands for many years to come,” commented Irwin Simon, Executive Chairman of Act II. “We remain excited about the opportunity, creating a global platform of healthy, natural and no-sugar-added foods. We believe today’s private placement and transaction amendments increase deal certainty and significantly improve the financial profile of the business and value proposition to all of our shareholders.”

In addition, the Company today announced an amendment to the terms of its previously announced proposed share purchase agreement with certain entities related to the business and operations of Merisant Company (“Merisant”) and MAFCO Worldwide LLC (“MAFCO”). Under the terms of the proposed amendment:

Substantial Reduction in Dilutive Securities

-	Following the closing, the Sellers will no longer receive the previously agreed 1.0 million shares in escrow
-	the Sellers will also forfeit their contingent right to any additional earnout consideration, which had totaled up to approximately 2.7 million shares;
-	Act II Global LLC (the “Sponsor”) will forfeit 3.0 million Class B ordinary shares;
-	61% of the Sponsor’s private placement warrants will be eliminated at the closing of the business combination;
-	as a condition to the parties’ obligations to complete the private placement, Act II will amend all other publicly-held warrants so that each such warrant holder will receive, following the closing of the business combination a cash payment of $0.75 per warrant (with the Sponsor and the private placement investors waiving the right to any such cash payment) and the warrant will be exercisable for one-half of a Class A ordinary share for an exercise price of $5.75 for each one-half share ($11.50 per whole share), effectively eliminating 50% of the dilution from the public warrants.

Improved Leverage Profile

-	Net leverage following the consummation of the private placement and warrant amendment is expected to be approximately 2.0x, as opposed to 3.0x as previously announced.

The closing of the private placement is conditioned on the substantially concurrent closing of the business combination.

Immediately following the closing of the business combination and assuming no redemptions, we expect 46.0 million shares of Whole Earth Brands, Inc. common stock, inclusive of those shares issuable to the private placement investors, to be issued and outstanding.

Contacts

Katie Turner / Cory Ziskind

ICR

646-277-1200

katie.turner@icrinc.com; cory.ziskind@icrinc.com

About Act II Global Acquisition Corp.

Act II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses that completed its initial public offering in April 2019. Act II focuses on companies in the “better for you” sectors, such as consumer packaged goods and other consumables as well as hospitality, including restaurants. The Company is led by 25-year organic and natural products industry visionary Irwin D. Simon, Executive Chairman.

About Whole Earth Brands

Following the closing, the combined company will be rebranded as Whole Earth Brands. Whole Earth Brands will look to expand its branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer product industry. Over time, Whole Earth Brands will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families. Whole Earth Brands expects to list on the NASDAQ stock exchange in connection with the closing. www.wholeearthbrands.com

About Baron Small Cap Fund

Baron Small Cap Fund is part of the Baron Funds mutual fund complex. Baron Funds include 17 no-load mutual funds. More information about Baron Funds is available by calling (800) 99-BARON or by visiting www.baronfunds.com. The adviser to Baron Funds is BAMCO, Inc., a subsidiary of Baron Capital Group.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements such as projected financial information may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “will,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements about our beliefs and expectations contained herein. Such forward-looking statements with respect to strategies, prospects and other aspects of the businesses of Merisant, MAFCO, Act II or the combined company after completion of the business combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements.

These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement with respect to the business combination; (2) the outcome of any legal proceedings that may be instituted against Act II, the combined company or others following the announcement of the business combination and the definitive agreement with respect thereto; (3) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Act II, to obtain financing to complete the business combination or to satisfy conditions to closing in the definitive agreements with respect to the business combination; (4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (5) the ability to comply with NASDAQ listing standards following the consummation of the business combination; (6) the risk that the business combination disrupts current plans and operations of Merisant and/or MAFCO as a result of the announcement and consummation of the business combination; (7) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers, obtain adequate supply of products and retain its management and key employees; (8) costs related to the business combination; (9) changes in applicable laws or regulations; (10) the possibility that Merisant, MAFCO or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the inability to achieve estimates of expenses and profitability; (12) the impact of foreign currency exchange rates and interest rate fluctuations on results; and (13) other risks and uncertainties indicated from time to time in the final prospectus of Act II, including those under “Risk Factors” therein, and other documents filed (or furnished) or to be filed (or furnished) with the Securities and Exchange Commission by Act II. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Merisant, MAFCO and Act II undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the proposed business combination, Act II intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 and will mail the definitive proxy statement/prospectus and other relevant documentation to Act II shareholders. This press release does not contain all the information that should be considered concerning the proposed transaction. It is not intended to form the basis of any investment decision or any other decision with respect to the business combination. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws.

Act II shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto, and the definitive proxy statement in connection with Act II’s solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these materials will contain important information about Merisant Company (“Merisant”), MAFCO Worldwide LLC (“Mafco”) and Act II and the proposed transaction.

The definitive proxy statement will be mailed to Act II shareholders as of a record date to be established for voting on the business combination when it becomes available. Shareholders will also be able to obtain a copy of the preliminary proxy statement and definitive proxy statement once they are available, without charge, at the SEC’s website at www.sec.gov or by directing a request to Act II at 745 5th Avenue, New York, NY 10151.

Participants in the Solicitation

Act II, Merisant, Mafco and their respective directors and officers and representatives or affiliates may be deemed to be participants in the solicitation of proxies of Act II shareholders in connection with the business combination. Act II shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Act II in the final prospectus of Act II, which was filed with the SEC on April 29, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Act II shareholders in connection with the business combination will be set forth in the proxy statement for the business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the business combination will be included in the proxy statement that Act II intends to file with the SEC and other documents furnished or filed with the SEC by Act II.